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                                                                    EXHIBIT 99.1

[CAL DIVE INTERNATIONAL LOGO]

                                 PRESS RELEASE
                                www.caldive.com
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   Cal Dive International, Inc.  o  400 N. Sam Houston Parkway E., Suite 400
           Houston, TX 77060-3500  o  281-618-0400  o  Fax: 281-618-0505

FOR IMMEDIATE RELEASE                                                     03-011
                                                    CONTACT: JIM NELSON
DATE: JULY 31, 2003                                 TITLE:   VICE CHAIRMAN

              CAL DIVE REPORTS SECOND QUARTER EARNINGS OF 24 CENTS

HOUSTON, TX - Cal Dive International, Inc. (Nasdaq: CDIS) reported second quarter net income of $8.9 million or $0.24 per diluted share. A year ago net income was $7.2 million or 0.21 per diluted share. Second quarter revenues of $101.8 million increased 41% over the year-ago quarter due to the deployment of new deepwater assets and to substantially improved oil and gas operations.

Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, "82% utilization of our fleet of nine deepwater vessels was exceptional given the depressed markets for offshore construction in the Gulf of Mexico and North Sea. In addition, oil and gas production has almost doubled since the second quarter a year ago, providing the security of a more predictable stream of cash flow and earnings. The effect of this counter-cyclical strategy was highlighted by second quarter and first half operating margins which were identical to those of the prior year periods despite increasing costs of business and last year's introduction of new assets such as the Q4000 to the market."

Mr. Kratz continued, "While our people are doing an admirable job in a challenging market, there continues to be a lack of clear visibility of near term improvement in marine construction demand. Given this and the recent softening of natural gas prices, we believe it prudent to lower full year earnings guidance to 85 cents to $1.00 in contrast to our previous 2003 guidance of $1.00 to $1.20."

Six month revenues of $190.7 million were $64.5 million or 51% above the prior year period. First half earnings of $14.9 million increased 46% over the $10.2 million earned in the first half of 2002. Fully diluted earnings per share of 39 cents increased by a smaller percentage, 30%, due primarily to the equity offering of 4 million common shares completed last May.

Cal Dive International, Inc. is an energy service company specializing in well operations and subsea construction. CDI operates a fleet of technically advanced marine construction vessels and robotics worldwide and conducts salvage operations in the Gulf of Mexico. Energy Resource Technology, Inc., a wholly owned subsidiary, acquires and operates mature and non-core offshore oil and gas properties.

Certain statements in this press release and accompanying shareholder report are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither statements of historical fact nor guarantees of future performance or events. Forward-looking statements involve risks and assumptions that could cause actual results to vary materially from those predicted. Among other things, these include unexpected delays and operational issues associated with turnkey projects, the price of crude oil and natural gas, weather conditions in offshore markets, changes in site conditions and capital expenditures by customers. For a more complete discussion of these risk factors, see our Annual Report on Form 10-K/A for the year ended December 31, 2002, filed with the Securities and Exchange Commission. The company strongly encourages readers to note that some or all of the assumptions upon which such forward-looking statements are based are beyond the company's ability to control or estimate precisely and may in some cases be subject to rapid and material change.
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2003 SECOND QUARTER REPORT
                                                                   July 31, 2003

TO OUR SHAREHOLDERS:

Stronger than anticipated marine contracting operations enabled solid second quarter earnings even though much of our oil production was shut in during the last 10 days of June. Our offshore construction businesses contributed 39% of the quarter's profitability, significantly better than the 30% targeted for 2003. We kept the CDI deepwater fleet working throughout the quarter, more than offsetting the weather that curtailed operations of the CDI vessels deployed on the Outer Continental Shelf. Cal Dive is an energy service company seeking to achieve a long-term average return on capital invested of 10% to 15%. Our strategic integration of subsea contracting and oil and gas operations is a fluid model particularly adaptable to an ever changing energy industry. It has enabled CDI to build shareholder value even through the current cyclical downturn in offshore construction.

FINANCIAL HIGHLIGHTS
--------------------
Net income of $8.9 million increased by 24% as operating margins identical to the year-ago period allowed a portion of the revenue increase to flow through to the bottom line.

                                                SECOND QUARTER                                   SIX MONTHS
                                   ---------------------------------------        -----------------------------------------
                                       2003            2002       INCREASE           2003             2002         INCREASE
                                   ------------    -----------    --------        ------------     ------------    --------
REVENUES                           $101,839,000    $72,305,000       41%          $190,739,000     $126,233,000       51%
NET INCOME                            8,912,000      7,214,000       24%            14,950,000       10,215,000       46%
DILUTED EARNINGS PER SHARE                 0.24           0.21       14%                  0.39             0.30       30%

o REVENUES: A 16% improvement in marine contracting revenue reflects the acquisition of the MSV Seawell and related Well Ops UK business unit last July. Significantly higher oil and gas production and prices resulted in oil and gas revenues $20.2 million above the year-ago quarter.

o GROSS PROFIT: 24% margins are identical to the second quarter of 2002 and are up 2% from the first quarter of this year. All of the sequential improvement came in our contracting businesses which delivered margins of 14% in contrast to breakeven in Q1.

o SG&A: $8.6 million continued at first quarter levels with the increase over the prior year quarter due to the business units acquired and higher insurance premiums. Overhead at 8.5% of revenues also held steady from a year ago.

o LIQUIDITY & DEBT: EBITDA of $31.7 million during Q2 took the first half total to $58 million, an 85% improvement over 2002 levels. EBITDA margins of 31% were consistent with Q1. Cash provided by operating activities together with proceeds from the sale of Convertible Preferred Stock in Q1 essentially funded first half capital expenditures. As a result, total debt was $223 million at the end of the second quarter, down slightly from $228 million at the beginning of the year. We were in compliance with all debt covenants at June 30, 2003.
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OPERATIONAL HIGHLIGHTS
----------------------

o DEEPWATER CONTRACTING: Given the excess capacity overhanging the deepwater market, we were pleased with utility of 81% for the six dynamically positioned vessels operating in the Gulf of Mexico basin. A significant contribution to the high utilization was our success in keeping only two of our DP construction vessels exposed to the GOM spot market at any given point in time. The UNCLE JOHN remained deployed in Mexican waters at full utility and solid rates as it has been since August last year. In May, the WITCH QUEEN finished a six month project in Mexican waters and returned to U.S. where she spent time at the dock for repairs and upgrades (making her 64% utility the lowest of the group). Just as the WITCH QUEEN returned from Mexico, the ECLIPSE mobilized to the Middle East for a series of contracts. The MYSTIC VIKING spent the first half of the quarter offshore Trinidad and then returned to U.S. waters to provide robotic support to CANYON OFFSHORE as did the MERLIN for the entire quarter. While we had planned to stack the INTREPID in Q2, our people did a good job securing utilization of 69 days. Equally important, the vessel continued to perform exceptionally well while being exposed to several important deepwater clients. Our CANYON robotics subsidiary appears to have finally started to turn the corner as June represented the best month since we bought the company in January, 2002. CANYON second quarter revenues of $11.3 million were up almost 30% over the prior year quarter as new ROV systems deployed in the oil and gas markets helped to offset the loss of telecom burial work. During Q2 Canyon robotics and the two DP vessels (MYSTIC VIKING and MERLIN) supported Global Industries laying the Gunnison trunkline as well as the inspection of the Canyon Express pipeline. In June, Canyon took delivery of the state-of-the-art T750 Super Trencher unit which was installed on the NORTHERN CANYON. This spread commenced trenching operations in the Norwegian sector of the North Sea in early Q3.

o WELL OPERATIONS: The Q4000 and SEAWELL, operating in the Gulf of Mexico and North Sea, respectively, achieved combined utility of 90% and revenues of $23.7 million during the second quarter. The Q4000 took on virtually any project that would keep her away from the dock, producing 75 days of utility and a small amount of gross profit. The SEAWELL performed well operations projects for Shell and Amerada Hess in addition to a number of diving jobs. In 2003 CDI began deploying our own diving crews and related equipment from the vessel. While diving margins are lower than those of well operations work, this has helped to secure utilization in a 2003 market in which both rig rates and DSV rates are under pressure due to lack of available work and an oversupplied North Sea market.

o SHELF CONTRACTING: We experienced 30 weather days in April and May before Tropical Storm Bill came rolling through in June. The shallow water operations of AQUATICA were especially impacted by the rough weather. As a result, utilization for the 11 vessels dedicated to the OCS was 55%, down from 66% in the year ago quarter. The lower utilization combined with a more competitive market resulted in a 21% decline in revenues contributed by these vessels versus Q2 last year. We kept one of our four-point vessels, the MR. SONNY, stacked throughout the quarter.

o OIL AND GAS: Revenues increased by 160% over Q2 a year ago due to a 93% improvement in production and net prices which were 34% higher. Our average price realizations, net of hedges in place, were $5.02 per mcf of natural gas and $26.64 per barrel of oil versus $3.34/mcf and $25.11/bbl in the year ago quarter. Production of 6.7 BCFe was achieved even though the operator of a major trunkline curtailed most of our oil production for the last 10 days of June. In the year-ago period production was 3.5 BCFe. The effect of the shut in production combined with a high level of expensed well work took margins to 45%, down from 55% in Q1. Through the end of June we have spent or committed approximately $28.5 million of the $44 million approved for the 2003 well exploitation program.

Respectfully submitted,

/s/ OWEN E. KRATZ           /s/ MARTIN R. FERRON        /s/ S. JAMES NELSON JR.
------------------------    -----------------------     -----------------------
Owen E. Kratz                  Martin R. Ferron           S. James Nelson, Jr.
Chairman                           President                 Vice Chairman
Chief Executive Officer     Chief Operating Officer